EXHIBIT 16
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                                                             Effective 9/9/98
                              JOINT CODE OF ETHICS
I.   BACKGROUND

1. This Code of Ethics has been adopted by IMCO, SAS and each of the USAA Funds in order to comply with the Investment Company Act of 1940 which requires that every investment company and its investment adviser adopt such a Code in order to regulate the personal investing activities of its personnel.

2. The purpose of this Code is to avoid conflicts of interest so that the confidence of investors in the USAA Funds and other clients of IMCO (" OTHER IMCO-MANAGED ACCOUNTS") as well as USAA members and customers will be preserved.

3. In adopting this Code, the Boards of Directors/Trustees (hereinafter "Board of Directors") of IMCO, SAS and the USAA Funds emphasize that all persons covered by this Code must agree:

     (a)  to  place  the  interests  of  USAA  Fund   shareholders   and  other
          IMCO-managed accounts above their own personal interests;

     (b) to refrain, in the conduct of all of their personal affairs, from taking any inappropriate advantage of their positions with IMCO, SAS and the USAA Funds; and

     (c) to conduct all "personal securities transactions" so as to fully comply with the provisions of this Code in order to avoid any actual or even apparent conflict or claim of a conflict of interest or abuse of such person's position with IMCO, SAS and the USAA Funds.

4. This Code is intended to be administered together with the "Policy Statement Concerning Insider Trading" (the "IMCO INSIDER TRADING POLICY") as adopted and revised, from time to time, by IMCO, as well as the "USAA Policy Statement and Procedures on Conflict of Interest and Business Ethics" (the "USAA CONFLICTS POLICY") as adopted and revised, from time to time, by the United Services Automobile Association ("USAA").

5.   In adopting this Code, the Boards of Directors have considered:

     (a) how the Code's restrictions and procedures as to compliance should be framed in light of IMCO's and SAS's legal and ethical obligations to the USAA Funds and all other IMCO-managed accounts;

     (b)  the overall nature of the USAA Funds' operations; and

     (c) issues and concerns raised by transactions in different kinds of securities, and by the personal securities transactions of different categories of personnel (including portfolio managers, analysts, traders, fund accountants, other investment personnel, and all "access persons" in general).

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6.   The  Boards of  Directors  have  also  provided  for  the  fair,  just and equitable treatment of all of the officers, directors and employees who will be affected by this Code.

II.  DEFINITIONS

     For the definitions of important terms used throughout this Code, see "Appendix A."

III. JOINT CODE OF ETHICS COMMITTEE

1. PURPOSE, AUTHORITY AND RESPONSIBILITIES. A Joint Code of Ethics Committee ("Committee") has been established by the Boards of Directors which has authority and responsibility to interpret, adopt and implement procedures designed to ensure compliance with this Code.

     The Committee shall perform an annual review of the Code and the IMCO Insider Trading Policy to discuss (1) what, if any, changes to the Code or the IMCO Insider Trading Policy may be appropriate; and (2) compliance with the Code or the IMCO Insider Trading Policy over the previous year. Upon completion of the annual review, the Compliance Officer, on behalf of the Committee, shall prepare an annual report to the Board of Directors that at a minimum (1) summarizes existing procedures contained in the Code and the IMCO Insider Trading Policy and any changes in the procedures made during the past year; (2) identifies any violations requiring significant remedial action during the past year; and (3) identifies any recommended changes in existing restrictions or procedures based upon IMCO's experience under the Code or IMCO Insider Trading Policy, evolving industry practices, or developments in applicable laws or regulations. In conjunction with its annual review of the Code, the Committee also shall provide a report to IMCO's Corporate Governance Committee summarizing the provisions of the Code as they apply to the disinterested directors/trustees and proposing any changes to the Code as it applies to disinterested directors/trustees.

     The Committee Charter contains provisions which will be of interest to all persons covered by this Code. Copies of the Charter will be furnished by the Compliance Officer upon request and should be treated as the confidential property of IMCO.

2. VIOLATIONS; INVESTIGATIONS; EMPLOYMENT-RELATED SANCTIONS; DISGORGEMENT. The Committee Charter authorizes the Committee to investigate as well as to conduct informal hearings (including the power to call individuals as witnesses) to determine whether violations of this Code have been committed by any persons subject thereto. In the event that a substantive violation of this Code is determined to have occurred, the Charter grants the Committee authority to impose certain employment-related sanctions listed therein. Authority is also granted to the Committee to issue directions, by way of disgorgement of

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     and security or money, and to take whatever further enforcement action the
     Committee deems prudent and necessary to see that violations are fully and adequately rectified.

IV.  AFFIRMATIVE OBLIGATIONS

1.   IMCO. IMCO shall:

     (a) compile list of all "access persons," to be updated as soon as practicable, but no less frequently than on a monthly basis; and

     (b) issue timely notice to all employees of their addition to, or removal from, such list.

2. REPORTING PERSONS. Upon initial employment or association with IMCO, SAS or other entity designated by the Compliance Officer ( see sub-paragraphs
     (a) and (b) below), and no less frequently than annually thereafter ( see sub-paragraphs (a) to (c) below), all reporting persons shall:

     (a) affirm in writing their receipt of, familiarity with, understanding of, and agreement to comply with:

          (i)  those provisions of this Code that  pertain to them; and

          (ii) all provisions of the IMCO Insider Trading Policy.

     (b) agree in writing to cooperate with any investigations or inquiries to determine whether substantive violations of this Code, or of the above-referenced related policy statement, have occurred.

     (c) certify in writing compliance with those provisions of this Code (including, in particular, the transaction reporting requirements of the Code), and the above-referenced related policy statement, at all times since the effective date of such person's last such certification.

3. INTERESTED ACCESS PERSONS. All interested access persons shall make prompt oral or written disclosure to the Compliance Officer as well as the IMCO Senior Vice President in his or her area of the firm of any actual or apparent material conflict(s) of interest which the interested access person may have with regard to any security in which he or she has a beneficial ownership interest and which he or she knows, or has reason to know, is the subject of a buy, sell or hold recommendation to or concerning any USAA Fund or other IMCO-managed account.

V. RESTRICTIONS AS TO GIFTS, ETC. AND DIRECTORSHIPs

1. GIFTS, GRATUITIES, FAVORS, AWARDS OR OTHER BENEFITS. In addition to those provisions of the USAA Conflicts Policy and NASD Rules of Fair Practice relating to the receipt of gifts

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     and  other  benefits,  all  reporting  persons  other  than  disinterested directors/trustees are prohibited from receiving any gift, gratuity, favor, award or other item or benefit having a market value in excess of $100 per person, per year, from or on behalf of any person or entity that does, or seeks to do, business with or on behalf of IMCO, SAS or any USAA Fund. Business-related entertainment such as meals, tickets to the theater or a sporting event which are infrequent and of a non-lavish nature are excepted from this prohibition.

2.   DIRECTORSHIPS.

     (a) GENERAL RULE. Interested access personS are and shall hereby be prohibited from serving on the board of directors of any publicly traded company absent prior written approval by the Joint Code of Ethics Committee.

     (b) APPLICATIONS FOR APPROVAL. Applications for approval of service as a director of a publicly traded company shall be directed, in writing, to the office of the Compliance Officer for prompt forwarding to the Joint Code of Ethics Committee. In passing upon such applications, the Committee shall consider all factors which it deems to be pertinent to the request. Approvals, once granted, may be revoked, in the discretion of the Committee, at any time and upon no prescribed advance notice.

     (c) SUBSEQUENT INVESTMENT MANAGEMENT ACTIVITIES. Whenever any interested access person is granted approval to serve as a director of a publicly traded company he or she shall personally refrain from participating in any deliberations, recommendations, or considerations of whether or not to recommend that any securities of that company be purchased, sold or retained in the investment portfolio of any USAA Fund or other IMCO-Managed Account. All appropriate portfolio managers are to be advised in writing by the Compliance Officer that specific interested access person is to be excluded from such decisions.

VI.  SUBSTANTIVE RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

 1. INITIAL PUBLIC OFFERINGS. No interested access person or IMCO-NASD registered employee shall effect or be permitted to effect the purchase of a security from the issuer, or any member of the underwriting syndicate or selling group, in and during the course of any initial public offering by or on behalf of the issuer of such security.

 2.  PRIVATE PLACEMENT TRANSACTIONS.

     (a) GENERAL RULE. No interested access person may purchase a security in a transaction exempt from registration under applicable state and federal securities laws ("private placement transaction") without obtaining the advance written approval of the Compliance Officer.

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     (b)  EXCEPTION.  In determining  whether  or not  to  grant  approval of a private placement transaction, the Compliance Officer is directed to consider, among any other pertinent factors:

          (i) whether the investment opportunity is available to, and should be reserved solely for, the USAA Funds; and

          (ii) whether the opportunity is or seems to have been made available to the access person due to or by virtue of the position which he or she holds with IMCO and/or the USAA Funds.

     (c)  SUBSEQUENT INVESTMENT MANAGEMENT ACTIVITIES.

          (i) Interested access persons who are granted advance written approval to purchase a security in a private placement transaction shall timely comply with the continuing disclosure requirements of paragraph IV.3 above in connection with any actual or apparent conflict(s) of interest that might otherwise arise should IMCO, any USAA Fund or any other IMCO-managed account consider for purchase, sale or retention of any security whatsoever issued by the same issuer.

          (ii) In adopting this Code, IMCO acknowledges its responsibility to monitor activities of the firm and those of its interested access persons to ensure that investment decisions on behalf of the USAA Funds and/or any other IMCO-managed account relating to any security whatsoever of an issuer with respect to which an interested access person has obtained pre-acquisition approval will be subject to independent review by senior IMCO investment personnel having no personal interest in the issuer or any of its securities.

3.   PERSONAL SECURITIES TRANSACTION "BLACK-OUT" TRADING RESTRICTIONS

     (a) PROHIBITED TRADING "BLACK-OUT" PERIODS. The following categories of personnel are subject to the following self-operative restrictions upon execution of personal securities transactions by or on their behalf:

          (i) "PENDING ORDER" RESTRICTION. Subject only to the exceptions noted in sub-paragraph (b) below, no interested access person may effect a personal securities transaction in a security with respect to which an USAA Fund or other IMCO-managed account has outstanding a purchase or sale order (the " PENDING ORDER") regarding the same security or any equivalent security.


          (ii) 14-DAY RESTRICTION. No portfolio manager may effect a personal securities transaction within seven calendar days before, or seven (7) calendar days after, the trade date of a purchase or sale of the same security or any equivalent security by or on behalf of any USAA Fund or other IMCO-managed account for which he or she serves as portfolio manager.

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     In the  event  that a  personal  securities  transaction  is  effected  in contravention of either of the two foregoing restrictions, the interested access person or portfolio manager involved shall, as soon as practicable after becoming aware of the violative nature of his or her personal transaction (IRRESPECTIVE OF ANY PRE-EXECUTION CLEARANCE WHICH MAY HAVE
     BEEN PREVIOUSLY GRANTED FOR THE TRANSACTION), promptly (I) advise the office of the Compliance Officer of the violation, and (II) comply with whatever directions, by way of disgorgement, which the Compliance Officer may issue in order for the violation to be fully and adequately rectified.

     (b)  EXCEPTIONS   TO  THE   "PENDING  ORDER"   TRADING   RESTRICTION.  The
          Compliance Officer may and is hereby authorized to grant, absent circumstances inconsistent with the recitals to this Code, exception and relief to interested access persons from the trading restriction established by sub-paragraph (a)(i) above where the pending order:

          (i) has been placed by or on behalf of a USAA Fund or other IMCO-managed account, the investment objective of which is to substantially replicate the performance of a broad-based, publicly-traded market basket of common stocks (e.g., the Standard & Poor's 500 Composite Stock Index); or

          (ii) relates to the common stock of an issuer included within the Standard & Poor's 500 Composite Stock Index, and the access person's requested trade does not, when aggregated with any and all such other like trades in the same security or any equivalent security during the previous thirty (30) calendar days, exceed a total of 500 shares.

4.   SHORT-TERM MATCHED PROFIT TRANSACTIONS.

     (a) PROHIBITED TRANSACTIONS. Subject to the exceptions noted immediately below, no investment personnel shall engage in any "short-term matched profit transaction" within the meaning of this Code.

               N.B. Investment personnel should note that this prohibition is intended to apply to all instances of short-term (i.e., 60 calendar days or less) security "short-selling," as well as short-term investment activities (of a hedging, as well as a speculative nature) in or involving options.

     (b) EXCEPTIONS. The Compliance Officer may, and is hereby granted authority to determine, in his or her discretion, to except a given personal securities transaction from the prohibition established by the foregoing sub-paragraph in cases where:

          (i) the transaction, and any earlier personal securities transaction with which it may be matched over the most recent 60 calendar days, do not appear to evidence actual abuse of a conflict of interest with any USAA Fund or other IMCO-managed account (as, for example, where the security(ies) involved

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               have not recently been held,  traded or actively  considered for investment or trading by such accounts); or

          (ii) the investment personnel demonstrate that a BONA FIDE and sufficient personal or family economic hardship exists warranting the granting of such an exception.

          Exceptions should be granted only upon meritorious circumstances and, if granted, are to be promptly reported, in writing, to the Joint Code of Ethics Committee.

5.   EXCESSIVE SHORT-TERM TRADING.

     IMCO management encourages employees to invest. However, we believe there is a distinction between investment and the attempt to generate profits by trading securities. This latter activity is not compatible with the performance of an individual's job. Frequent trading which diverts the employee's attention form the job is unacceptable.

     Employees   will  refrain  from   engaging  in  a  pattern  of  securities
     transactions:

     (a) that involves such frequent trading as to potentially impact an employee's ability to carry out his or her duties; or

     (b) that implies that an employee might become preoccupied with tracking personal investments or working on his or her trading strategies during working hours; or

     (c) that involves margin debit balances that exceed 1/2 of the employee's annual base salary.

     After consideration of the above criteria, the Code of Ethics Committee may place restrictions on the personal trading activity of employees who engage in short-term trading activity that the Committee, in its judgment, deems to be excessive.

VII. PRE-EXECUTION CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

1.   REQUIREMENT TO SEEK AND OBTAIN PRE-EXECUTION CLEARANCE.

     (a) GENERAL RULE. Each interested access person shall, as a pre-condition to the execution of any personal securities transaction, be required to seek and obtain the express approval of such action by the Compliance Officer (or such officer's delegate), which approval may be in oral or written form, as the access person elects. Should oral approval be sought, the interested access person shall be bound by the written record made thereof by the Compliance Officer (or such officer's delegate).

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     (b)  RULE  APPLICABLE TO  DISINTERESTED  DIRECTOR/TRUSTEES.  Disinterested
          director/trustees    shall   be   entitled   to    exemption   on   a
          transaction-by-transaction basis from the pre-execution clearance requirement of the foregoing sub-paragraph, provided that at the time of execution of the given personal securities transaction, they have no actual knowledge regarding whether or not the security at issue, or any equivalent security has, at any time during the previous fifteen calendar days, been either (I) purchased or sold, or (II) actively considered for purchase or sale, by or on behalf of any USAA
          Fund  or  other   IMCO-managed   account.   Should  a   disinterested
          director/trustee believe that he or she is, in fact, in possession of such knowledge with respect to a contemplated personal securities transaction, the transaction may not occur without pre-execution clearance as prescribed by sub-paragraph (a) above.

2.   PROCEDURES FOR PROCESSING SUCH REQUESTS.

     (a) ACCESS PERSON PROCEDURES. In making requests for pre-execution clearance, access persons will be required to furnish whatever information is called for by the office of the Compliance Officer.

     (b)  COMPLIANCE OFFICER PROCEDURES.

          (i) IMCO TRADER AND PORTFOLIO MANAGER CONSIDERATION. Before passing upon a pre-execution clearance request, the Compliance Officer or his or her delegate shall make such inquiries as are reasonably necessary to determine whether the proposed transaction would violate any express provision of this Code, or would otherwise give rise to an actual or apparent material conflict of interest, and shall take such action as may be consistent with such determination.

3. EFFECT OF PRE-EXECUTION CLEARANCE. Approval of a request for pre-execution clearance shall not operate as a waiver, satisfaction or presumption of satisfaction of any other provision of this Code, but only as evidence of an access person's good faith, which may be considered by the Joint Code of Ethics Committee should a violation of any other provision of this Code be determined to have occurred.

4. LIMITATIONS UPON EXECUTION OF APPROVED TRANSACTIONS. The Joint Code of Ethics Committee shall be authorized to establish terms and conditions upon which all approved personal securities transactions may be executed. Such terms and conditions may be amended, from time to time, and, where practicable, shall be stated on the pre-execution clearance request form. At a minimum, such terms and conditions shall include requirements that the access person acknowledge, by signing the request form:

     (a) his or her responsibility, pursuant to paragraph VIII.1(a) of this Code, to ensure that the executing broker-dealer (or its clearing broker) simultaneously provide a duplicate confirmation of the trade, when executed, directly to the office of the Compliance Officer;

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     (b)  his or  her  understanding  and agreement that  if,  for  any  reason whatsoever, the approved request is not acted upon within the time frame allowed by the Compliance Officer, the clearance shall be deemed to have lapsed and terminated, necessitating a further original request if the trade is still desired to be pursued by the access person; and

     (c) his or her agreement to notify the Compliance Officer if, having received approval, the access person subsequently determines not to pursue the approved trade.

5. DENIALS. Grounds for denials of requests for pre-execution clearance will be provided by the Compliance Officer, in writing, upon the access person's request form.

6.   APPEALS.

     (a) DISCRETIONARY. Access persons may appeal to the Joint Code of Ethics Committee for a hearing as to reasons why a denial of pre-execution clearance by the Compliance Officer should be overturned and reversed by the Committee. Whether or not such a hearing will be granted is totally within the discretion of the Committee.

     (b) PROCEDURES REGARDING APPEALS. Requests for an appeal must be in writing, stating all reasons therefor, and delivered to the office of the Compliance Officer not later than seven (7) calendar days following the date of final denial of the pre-execution clearance request. Further procedures governing appeals are to be adopted by the Joint Code of Ethics Committee and shall be furnished, upon request, by the office of the Compliance Officer.

VIII.REPORTING AND DISCLOSURE REQUIREMENTS TO EFFECTUATE AND MONITOR COMPLIANCE
     WITH THIS CODE, THE IMCO INSIDER TRADING POLICY AND RULE 204-2(A)(12) UNDER THE INVESTMENT ADVISERS ACT OF 1940

1. BROKERAGE ACCOUNT CONFIRMATIONS AND STATEMENTS. All reporting persons are required to ensure that the office of the Compliance Officer is furnished duplicate copies of the following documents:

     (a) confirmations issued by broker-dealers upon the execution of all personal securities transactions in any security in which the reporting person had, at the time of the transaction, or by reason of the transaction acquired, any direct or indirect beneficial ownership interest in the security or securities which were the subject of the transaction; and

     (b) any regular periodic or other statements reflecting personal securities transaction activity within any account with a securities broker-dealer in which the reporting person has any direct or indirect beneficial ownership interest.

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     Such copies shall be provided to the Compliance Officer  contemporaneously with the time that the reporting person receives his or her copies from the broker-dealer.

2. QUARTERLY REPORTS BY INTERESTED ACCESS PERSONS. Every interested access person shall submit to the Compliance Department, on a calendar quarterly basis, a report (the "Quarterly Report") of all personal securities transactions. To facilitate preparation of this report, at the end of each calendar quarter the Compliance Department will provide each interested access person a listing of transactions for which the Compliance Department had received duplicate confirmations during that quarter. An interested access person shall review and revise such listing as appropriate to satisfy this quarterly report requirement. Such quarterly report shall be submitted within ten (10) calendar days after the end of each calendar quarter. The Quarterly Report need not include any transactions in "excepted securities" as defined in Appendix A of this Code of Ethics and shall be filed with the Compliance Department regardless whether the interested access person had a beneficial ownership interest in any securities transactions during the quarter.

     The Quarterly Report shall contain the following information:

     (a) the date of the transaction, the title and the number of shares, and the principal amount of each security involved;

     (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

     (c)  the price at which the transaction was effected; and

     (d) the name of the broker, dealer or bank with or through whom the transaction was effected.

3. REPORTS BY ACCESS PERSONS OF TRANSACTIONS IN SHARES ISSUED PURSUANT TO DIVIDEND REINVESTMENT PLANS.

     (a) Notwithstanding that transactions in shares issued pursuant to automatic dividend reinvestment plans are excluded from the term "purchase or sale of a security" within the meaning of this Code, in order to facilitate IMCO's compliance with the books and records provisions of Rule 204-2(a)(12) under the Investment Advisers Act of 1940, all interested access persons shall be required to inform the office of the Compliance Officer, in writing, of any transaction in securities issued pursuant to dividend reinvestment plans in which the interested access person has any direct or indirect beneficial ownership interest, not later than ten (10) calendar days after the end of the calendar quarter in which such transaction has occurred.

     (b) Notwithstanding anything to the contrary in this Code, a disinterested director/trustee shall not be required to report transactions in securities issued
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          pursuant to a dividend  reinvestment  plan (regardless of whether the transaction is automatic), provided that at the time of execution of the transaction, the disinterested director/trustee has no actual knowledge regarding whether or not the security at issue, or any equivalent security has, at any time during the previous fifteen calendar days, been either (i) purchased or sold, or (ii) actively considered for purchase or sale, by or on behalf of any USAA Fund or other IMCO-managed account. Should a disinterested director/trustee believe that he or she is in fact in possession of such knowledge with respect to a contemplated personal securities transaction, the transaction must be reported in the manner set forth in paragraph (a) above with respect to interested access persons.

4. OTHER DISCLOSURE REQUIREMENTS. Each reporting person shall be required to furnish upon his or her initial association with IMCO or SAS a disclosure and identification of:

     (a) all accounts with securities broker-dealers in which the reporting person currently has any direct or indirect beneficial ownership interest;

     (b) any investment or other similar clubs or groups in which he or she wishes to participate in (Participation in such clubs or groups requires advance authorization and continuous compliance with such terms and conditions as the Compliance Officer may impose); and

     (c) any regular outside business interest and/or activities of the reporting person (whether compensated or uncompensated), including any directorships within the purview of paragraph V.2 above in which he or she currently serves provided, however, that sub-paragraphs (a) and (b) above shall not apply to disinterested directors/trustees.

     Subsequent developments necessitating additions, deletions or other changes in the above information shall be brought by reporting persons to the attention of the office of Compliance Office PRIOR to the occurrence of developments within the scope of sub-paragraph (a) and (b) above, and PROMPTLY FOLLOWING occurrences within the scope of sub-paragraph (c) above. The information on file will be provided to persons to whom this Code applies on an annual basis by the office of the Compliance Officer.

     Each reporting person shall also be required, upon his or her initially becoming subject to this Code, and annually thereafter to disclose and identify all individual securities in which the reporting person had, as of the effective date of such disclosure, any direct or indirect beneficial interest.
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